                                                                   EXHIBIT 10.34


                              PURCHASE AGREEMENT
                              ------------------

     THIS AGREEMENT is executed this 15th day of January, 1999, to be effective as of December 31, 1998, at 12:01 a.m. (the "Effective Date"), by and between TALBOT AGENCY OF CALIFORNIA, INC., a California corporation ("Talbot"), as purchaser, and PUTNAM, KNUDSEN & WIEKING, INC., a California corporation ("PKW"), as seller, and ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation ("APU"), as sole shareholder of PKW and guarantor of PKW's obligations under this Agreement.

                                   RECITALS

A. PKW operates as an independent insurance agency, under the name Putnam, Knudsen & Wieking in Concord, California ("Business").

B. PKW wishes to sell and Talbot desires to acquire certain of PKW's assets described below upon the terms and subject to the conditions set forth below.

     THE PARTIES THEREFORE agree as follows:

                                   AGREEMENTS

1.   PURCHASE AND SALE.
     -----------------

     1.1  Purchase and Sale. On the terms and subject to the conditions of this
          -----------------
Agreement, at the Closing (as defined in Section 3), PKW will sell, transfer and deliver to Talbot all right, title and interest in and to the Assets (as defined below), free and clear of all liens, security interests, claims, charges and encumbrances of any nature whatsoever, other than those described in subsection
1.3 below. In reliance on the representations and warranties of PKW and APU contained in this Agreement, and for the consideration expressed in this Agreement, Talbot will buy the Assets from PKW at the Closing.

     1.2   Assets.  All of the following shall be referred to collectively in
           ------
this Agreement as the "Assets":

          (a) All of PKW's rights, title and interest, including the right to solicit renewals, with respect to the insurance accounts listed on the attached
EXHIBIT 1.2(A) (collectively, the "Insurance Accounts"), and all original records and files relating to the Insurance Accounts, including but not limited to all customer lists and all records of expiration data which are or have been maintained by PKW relating to the Insurance Accounts. The parties expressly agree that Talbot shall be entitled to all commissions, contingent commissions, profit-sharing participations and bonuses with respect to the Insurance Accounts received from carriers on or after the Effective Date, excluding Direct Bill Receivables as of December 31, 1998, notwithstanding that any insurance business to which the same relate may have been written prior to the Effective Date.

Effective from and after the Closing, PKW assigns and transfers to Talbot any and all rights, claims and causes of action that it now has or may have in the future against any insurance company, agent or broker, or any other party concerning the ownership of the Insurance Accounts.

          (b) All of PKW's rights, title and interest in and to the office equipment and other personal property assets listed on the attached EXHIBIT 1.2(B), and all office supplies used in the conduct of PKW's agency business (collectively, the "Tangible Personal Property").

          (c) All of PKW's payments from insureds held in trust, including all premium trust bank accounts, a listing of which is attached as EXHIBIT 1.2(C), plus cash and the appropriate bank account(s), in an amount sufficient to cause the current assets included in the Assets to exceed the current liabilities in the Liabilities by $1.00.

          (d) All of PKW's rights under and leasehold interest in that certain sub-lease arrangement (the "Sub-Lease") between PKW and APU for 10,692 square feet of office space located at 1800 Sutter Street, Suite 500, Concord, California. Subsequent to the Closing, the parties will negotiate in good faith, a new sublease between APU and Talbot with terms and conditions substantially similar to the present Sub-Lease, subject to the right of Talbot to terminate such new Sub-Lease on six months prior written notice.

          (e) PKW's name as well as the goodwill value, if any ("Goodwill"), of PKW's name and address and existing telephone numbers and telephone listings, as well as all trade names and the goodwill value, if any, of the trade names "Putnam, Knudsen & Wieking," "Putnam, Knudsen & Wieking Insurance," and all other names used by PKW.

          (f) All of PKW's rights under the asset purchase agreements, employment agreements and non-competition agreements referenced in paragraph 1.4 below.

          (g) All of PKW's accounts receivable ("Receivables") existing at the Effective Date, excluding any amounts owed to PKW by insurance carriers as of December 31, 1998 ("Direct Bill Receivables").

     1.3  Liabilities. As of the Effective Date, in connection with the purchase
          -----------
of the Assets and in reliance on the representations and warranties of PKW and APU, Talbot will assume the following liabilities of PKW (the "Liabilities"):

          (a)  The liabilities of PKW set forth on the attached EXHIBIT 1.3(A).

          (b) All of PKW's accounts payable ("Payables") existing at the Effective Date. A complete listing of PKW's Payables and Receivables on the Effective Date is attached as EXHIBIT 1.3(B) ("AP/AR Schedule").

NO OTHER LIABILITIES OF PKW EXCEPT THOSE SPECIFICALLY REFERENCED IN THIS SUBSECTION 1.3 SHALL BE ACQUIRED OR ASSUMED BY TALBOT PURSUANT TO THIS AGREEMENT.

     1.4  Assignment and Assumption. As of the Effective Date, PKW and APU
          -------------------------
assign certain rights and Talbot assumes certain obligations, as described below:

          (a) PKW and APU assign all of their rights to Talbot, and Talbot assumes all of their payment obligations, under a Contract for the Sale and Purchase of Assets made as of March 1, 1996 with Roland Ferguson ("Ferguson"), an individual, and the related Non-Competition Agreement and Employment Agreement with Ferguson of even date therewith.

          (b) PKW and APU assign all of their rights to Talbot, and Talbot assumes all of their payment obligations, under a Contract for the Sale and Purchase of Assets made as of April 1, 1996 with Norman Robins ("Robins"), an individual, and the related Non-Competition Agreement with Robins of even date therewith.

          (c) PKW and APU assign all of their rights to Talbot, and Talbot assumes all of their obligations, under a Contract for the Purchase and the Sale of Assets dated May 1, 1996 by and between PKW and APU and John McPherson ("McPherson"), an individual, and the related Non-Competition Agreement by and between PKW and McPherson of even date therewith.

          (d) PKW and APU assign all of their rights to Talbot, and Talbot assumes all of their obligations under that Purchase Agreement dated May 31, 1997, between Dealey, Renton & Associates, as buyers, and PKW, as seller.

          (e) PKW and APU assign all of their rights to Talbot, and Talbot assumes all of their obligations under those Producer Agreements between PKW and the producers listed in EXHIBIT 1.4(E) (the "Producer Agreements").

  1.5   Definitions.
        -----------

          "Net-Working Capital" means the difference between the current assets,
           -------------------
included in the Assets, and the current liabilities, included in the Liabilities, as of Closing. In calculating Net Working Capital such current assets and current liabilities will be determined in a manner consistent with generally accepted accounting principles.

          "Purchase Price" means the purchase price to be paid for the Assets
           --------------
as described in subsection 1.6 below.

          "Contingent Commissions" means all commissions on renewal of Insurance
           ----------------------
Accounts (including any additions to Insurance Accounts existing at Closing).

          "Pro Forma Pretax Profits" means earnings before interest, taxes,
           ------------------------
amortization, and management fees. For purposes of calculating Pro Forma Pretax Profits, the amount of Contingent Commissions used in the calculation will be determined by negotiation of the parties in good faith and only those staffing or employee changes effectuated prior to the Closing Date will be considered in determining Pro Forma Pretax Profits. The parties agree that the Pro Forma Pretax Profits as of the close of business on December 31, 1998 are $513,092.00 as reflected on the Pro Forma Financial Statements a copy of which are attached as EXHIBIT 1.5.

     1.6  Purchase Price. The Purchase Price for the Assets and the Covenants
          --------------
shall be the lesser of (i) $2,250,000 or (ii) an amount equal to the sum of 4.5 times Pro Forma Pretax Profits plus one dollar of Net Working Capital; provided, however, in no event shall the Purchase Price be less than $2,000,000.

     1.7  Allocation of Purchase Price. The Purchase Price shall be allocated as
          ----------------------------
follows:

          (a) The Tangible Personal Property will be assigned a value equal to its book value, and


          (b) the balance of the Purchase Price will be assigned to the Insurance Accounts and Goodwill. The amounts allocated to the Insurance Accounts and Goodwill will be divided between the two items as follows: 80% to the Insurance Accounts and 20% to Goodwill. The parties further acknowledge the fairness and reasonableness of such allocations and agree that for federal and state income tax purposes they will each report the sale and purchase of the Assets in accordance with such allocations.

     1.8  Payments. Subject to the provisions of Section 3.2(j), the Purchase
          --------
Price shall be paid by Talbot to PKW in cash at Closing by wire transfer to such account or accounts as designated by PKW.

     1.9  Adjustment for Payables and Receivables. During the month of January
          ---------------------------------------
2000, a reconciliation of the AP/AR Schedule to actual receipts and payments will be performed by Talbot. In the event the amount of Receivables collected by Talbot at December 31, 1999 is less than the amount of Receivables shown on the AP/AR Schedule and/or the amount of Payables paid by Talbot at December 31, 1999 is more than the amount shown on the AP/AR Schedule, APU shall make a payment to Talbot in the amount of such uncollected Receivables and/or excess Payables (the "AP/AR Adjustment") by January 31, 2000. If the amount of Receivables so collected is greater than the amount on the AP/AR Schedule and/or the amount of Payables so paid is less than the amount on the AP/AR Schedule, Talbot shall make a payment to APU in the amount of such excess Receivables or unpaid Payables by January 31, 2000. if any payment required by this Section 1.9 is not made by January 31, 2000 or is extended pursuant to the written consent of the parties owed such payment, the unpaid amount shall bear interest at a rate of nine percent (9%) per year from January 31, 2000 to the date actually paid. In the event that APU makes a payment to Talbot pursuant to this section, Talbot will provide APU with access to all related documents and will cooperate with any reasonable efforts by APU to negotiate or collect on such Payables or Receivables (including, if necessary, assigning receivables to APU).

2.   EMPLOYMENT AGREEMENTS AND COVENANTS.
     -----------------------------------

     2.1  Producer Agreements. PKW has Producer Agreements with each of the
          -------------------
producers listed on EXHIBIT 1.4(E). The Effective Date of each of the Producer Agreements is January 1, 1997. At the Closing, PKW will assign to Talbot the Producer Agreements.

          (a)   Material Inducement. PKW and APU acknowledge that Talbot would
                -------------------
not consummate the transactions contemplated by this Agreement but for the agreement of each of the Producers listed on EXHIBIT 1.4(E) to execute and perform their respective obligations under the Producer Agreements, including without limitation the non-competition, non-solicitation and confidentiality restrictions contained in the Producer Agreements.

     2.2  Restrictive Covenants.  PKW and APU acknowledge and recognize that to
          ---------------------
protect Talbot's legitimate business interests arising out of Talbot's acquisition of the assets of PKW, Talbot is entitled to restrict PKW's and APU's activities in the manner described in this Agreement. PKW and APU acknowledge that Talbot would not consummate the transactions contemplated by this Agreement but for the agreement of each of PKW and APU to the limitations of the following non-solicitation and non-compete restrictions.

          (a)  No Solicitation. PKW and APU agree that they shall not, for the
               ---------------
24 months following the Effective Date ("the Covenant Period"), engage in any of the following activities or conduct:

               (1) Solicit or attempt to solicit business from any person or entity which made any purchase of goods or services from Talbot during the Covenant Period or from PKW prior to the Closing (a "Customer"), including any identified prospective customer (a "Prospective Customer").

               (2) Request or advise any Customer, Prospective Customer, or other person or entity having any business dealing with Talbot or PKW to withdraw, curtail, change or cancel its business dealing with Talbot or otherwise interfere with Talbot's actual Or prospective relationship with a Customer or Prospective Customer.

               (3) Directly or indirectly solicit the employment of or employ any person who is now or after the Closing is employed by Talbot.

For the purposes of this Agreement, the term "goods or services" shall mean insurance policies and insurance-related goods and services, including, without limitation, workers' compensation, commercial property, casualty, personal lines and life, health, annuities or similar benefits policies or contracts provided, administered or sold by any business within a 100 mile radius of the city of Concord, in the State of California, which is similar to or competes with any business carried on by Talbot or PKW, but excluding group life and health policies or contracts, including Internal Revenue Service Section 125 Plans, claims adjudication and administration of group health plans on behalf of clients.

          (b)  Covenant Not to Compete. APU and PKW agree that during the
               -----------------------
Covenant Period, they will not directly or indirectly own, manage, operate, join, control or participate in, or be connected as a shareholder, officer, employee, partner, creditor, guarantor, adviser or otherwise with any business within a 100 mile radius of the city of Concord, in the State of California, which is similar to or competes with any business carried on by Talbot or PKW, other than in group life and health policies or contracts, including Internal Revenue Service Section 125 Plans, claims adjudication and administration of group health plans on behalf of clients, except that APU or PKW may own securities in any publicly held corporation which competes with Talbot, in which none of APU or PKW owns of record or beneficially in the aggregate more than one percent (1%) of the outstanding shares of the corporation.

          (c)  APU Employees. Talbot will not directly or indirectly solicit the
               -------------
employment of or employ any person who is now or after the Closing is employed by APU.

          (d)  Remedies.
               --------

               (1) APU and PKW acknowledge that violation of the foregoing non-solicitation and non-competition restrictions would cause irreparable injury to Talbot. They also understand that Talbot's remedy at law for any breach of any of their obligations under such restrictions would be inadequate, and agree that temporary and permanent injunctive relief may be granted in any proceedings which may be brought to enforce the non-solicitation and non-competition restrictions, without the necessity of proof of actual damage in order to obtain such injunctive relief.

               (2) If either (or both) of PKW or APU violate the provisions of this subsection 2.2, then, in addition to any other remedy provided in this Agreement, Talbot shall be entitled to collect from any (or all) of the breaching parties an amount equal to one times (1x) all gross revenues received by any (or all) of them from or arising out of the prohibited activities, for twelve months commencing on the date any business is transacted in violation of the terms of this Agreement.

          (3) The parties acknowledge that the remedies provided herein are reasonable in that they have purposely been (i) restricted in operation in respect to both time and place, (ii) are supported by good consideration, including without limitation, the purchase of Goodwill and (iii) afford reasonable protections for and do not impose an unreasonable burden upon Talbot, PKW, APU or the public.

          (4) If a court of competent jurisdiction finds that the scope of any non-competition or non-solicitation restriction contained in this Agreement is too broad to permit enforcement of the restriction to its full extent, then the parties agree that the restriction will be enforced to the maximum extent permitted by law, and the scope of any restriction may be judicially modified accordingly, in any proceeding brought to enforce the restriction.

3.   CLOSING.
     -------

     3.1  Location and Date.  The closing of the sale and purchase of the Assets
          -----------------
(the "Closing") shall take place at the offices of PKW in Concord, California at 10:00 a.m. (Pacific Time) on January 15, 1999, or such other time and place as the parties mutually may agree, but shall be effective for all purposes as of the Effective Date.

     3.2  Deliveries by PKW.  At the Closing, PKW shall deliver the following
          -----------------
to Talbot:

          (a) The records relating to the Insurance Accounts, as described in paragraph 1.2(a) above, and any assignments or other documents which reasonably may be required in order to effectuate the transfer of the Insurance Accounts to Talbot.

          (b) A bill of sale with respect to the Personal Property assets, in such form and content as Talbot reasonably may request.

          (c) Such documents as may be necessary to transfer PKW's trust and operating bank accounts, identified on EXHIBIT 1.2(C), and any other Assets, in such form and content as Talbot reasonably may request.

          (d) Assignments of the Producer Agreement(s), executed on behalf of the Producers, and agreeing to the assignment to Talbot.

          (e) Certificate of good standing for PKW issued by the Secretary of State of California and dated within five days of the Closing date.

          (f) Certified resolution of the board of directors of PKW authorizing PKW's entry into this Agreement and related transaction documents and the amendment of its articles to change the corporate name.

          (g) Certified resolution of the shareholder of PKW approving the sale of substantially all of the corporation's assets and the amendment of its articles to change the corporate name.

          (h) Articles of Amendment to PKW's Articles of Incorporation to change the corporate name, duly executed on behalf of PKW and in form and substance suitable for filing with the Secretary of State of California.

          (i) Proof of errors and omissions tail coverage in the amounts set forth in Section 11 below.

          (j) A letter from Imperial Bank committing to (i) release PKW from its Continuing Guarantee dated on or about June 2, 1998 of that certain Line of Credit to APU, and (ii) release its security interest on the assets of PKW, including, but not limited to, 35,677 shares of PKW stock, and Imperial Bank's UCC financing statement filed in the Office of the Secretary of State of the State of California on October 27, 1997 as Document Number 9730360743. PKW shall also deliver, within twenty days of the Closing, conclusive proof of the releases set forth above, evidencing clear title to the Assets. Should PKW be unable to provide a letter of commitment from Imperial Bank for delivery at Closing, Talbot shall pay the Purchase Price to an Escrow Agent upon whom the parties have mutually agreed. Once such letter is received by Talbot from Imperial Bank, Talbot shall instruct the Escrow Agent to wire transfer the Purchase Price to whichever account or accounts PKW and APU shall designate.

          (k) Releases from employment contracts of all employees and producers who have those signed agreements as of the Closing Date. Such release shall be in language that is satisfactory to Talbot.

          (l) Such other documents and instruments as may be reasonably necessary to be delivered by PKW at Closing to carry out the intent of this Agreement, and any other documents or records relating to PKW's business as Talbot reasonably may request.

     3.3  Deliveries by Talbot.   At the Closing, Talbot shall deliver the
          --------------------
following to PKW:

          (a) Subject to the provisions of section 3.2(j), the Purchase Price by wire transfer to an account or accounts designated by PKW.

          (b) Certified resolution of the board of directors of Talbot authorizing its entry into this Agreement and the related transaction documents.

          (c) Such other documents and instruments as may be reasonably required to be delivered by Talbot at Closing in order to carry out the intent of this Agreement, and any other documents as PKW reasonably may request.

4.   REPRESENTATIONS AND WARRANTIES OF PKW AND APU. PKW and APU represent and
     ---------------------------------------------
warrant to Talbot that the following statements are true and correct on the date hereof and were true and correct on the Effective Date as though made on such date, except where another date is specified:

     4.1  Organization; Standing.  PKW is a corporation duly organized, validly
          ----------------------
existing and in good standing under the laws of the State of California, and has all requisite corporate power and corporate authority and the right to own or to hold under lease its properties and conduct its business as now conducted.

     4.2  PKW's Authority.  PKW has all requisite corporate power and authority
          ---------------
to execute and deliver this Agreement and to perform its obligations hereunder, and to sell and transfer to Talbot good and marketable title to the Assets free and clear of all claims, liabilities, liens, pledges, charges, encumbrances and equities of any kind, other than the Liabilities and Payables to be assumed by Talbot as set forth in subsection 1.3 above.

     4.3  Valid and Binding Obligations.  The execution, delivery and
          -----------------------------
performance of this Agreement have been duly authorized by all necessary corporate action of PKW. This Agreement and all other instruments or agreements executed in connection herewith by PKW or APU or both constitute, or will constitute when delivered, the valid and binding obligations of PKW or APU, respectively, enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by equitable principles of general application.

     4.4  No Violation.  The execution and delivery by PKW of this Agreement
          ------------
and the implementation by it of all transactions contemplated by this Agreement will not violate or constitute a default under any provision of PKW's articles of incorporation or bylaws; any contract, instrument or other commitment to which PKW is a party or otherwise bound or affected; any order, writ, judgment, injunction, decree, law, rule, or regulation having applicability to PKW; or any governmental license, permit or other authorization applicable to the business transacted by PKW.

     4.5  License.  PKW is duly licensed and authorized to transact business as
          -------
presently conducted in the State of California.

     4.6  Financial Statements.  The financial statements of PKW delivered or
          --------------------
made available to Talbot are correct in all material respects and fairly present the financial condition of PKW, as of their dates.

     4.7   Title; Absence of Liens. EXHIBITS 1.2(A) AND 1.2(B) to this
           -----------------------
Agreement contain a full and complete listing of the Insurance Accounts and the Personal Property assets, respectively. PKW has good and marketable title to the Assets, free and clear of all liens and encumbrances, other than the Liabilities and Payables expressly to be assumed by Talbot pursuant to subsection 1.3 above. Except as provided in the preceding sentence, there are no liabilities, obligations, liens or encumbrances, whether accrued, absolute, contingent or otherwise, arising out of any transactions entered into or any state of facts existing prior to Closing and affecting the Assets or any portion thereof, or which could give rise after Closing to a claim by a creditor of PKW against the Assets or against Talbot or any of its affiliated companies.

     4.8   Receivables and Payables. The AP/AR Schedule set forth in EXHIBIT
           ------------------------
1.3(B) is true and complete.

     4.9   No Finder. Neither PKW or APU has taken any action which would give
           ---------
to any firm, corporation, agency or other person a right to a consultant's or finder's fee or any type of brokerage commission in relation to or in connection with the sale of the Assets to Talbot, except for any obligations to Russell Miller as broker to PKW and APU in this transaction, for which PKW and APU have sole liability and will indemnify Talbot for all amounts related thereto.

     4.10  Commitments to Transfer or Pledge the Assets. There are no
           --------------------------------------------
outstanding commitments, options or other agreements under which PKW or APU has agreed to transfer or pledge any interest in the Assets, or any portion thereof, except as otherwise stated in this Agreement or the exhibits hereto.

     4.11  Claims; Litigation.   There are no legal, administrative, or other
           ------------------
proceedings pending against or on behalf of PKW, including any claim, action, suit, investigation or inquiry before any court or governmental body or agency affecting or threatening the Assets. PKW has not been permanently or temporarily enjoined or barred by order, judgment or decree of any court or other tribunal or any governmental or self-regulatory body or agency from engaging in or continuing any conduct or practice in connection with the business engaged in by PKW.

     4.12  Insurance Accounts. All insurance business written through and owned
           ------------------
by PKW at the Effective Date is identified on EXHIBIT 1.2(A) to this Agreement. The insureds' names, policy expiration dates and other data shown on EXHIBIT 1.2(A) or otherwise delivered to Talbot at Closing are accurate as of the date of Closing. Except as set forth on EXHIBIT 1.2(A), all of such business is a direct account of PKW and none has been brokered to PKW by any other party. PKW represents that all commissions and fees which become due with respect to an insurance policy, endorsement or any other transaction of insurance business for any Insurance Account are on direct bill.

     4.13  Compliance with Bulk Transfer Laws. The transactions contemplated by
           ----------------------------------
this Agreement do not constitute the sale of merchandise as the term "merchandise" is defined or construed under the Bulk Transfer Laws of the State of California, and may be consummated without liability to Talbot without any filing or publication of notice under the Bulk Transfer Laws or other statutes of the State of California. PKW hereby indemnifies and holds harmless Talbot from and against, and agrees to defend Talbot from, any liability or claimed liability to any creditor of PKW arising out of the failure of the parties to comply with any of the provisions of the Bulk Transfer Laws of the State of California in connection with the transactions contemplated by this Agreement.

          4.14  Leaseholds. PKW is not in default of any obligation under the
                ----------
Sub-Lease (described in paragraph 1.2(d) above). The premises leased under the Sub-Lease are in good and satisfactory condition and working order. No condemnation proceeding is pending or threatened which would preclude or impair the use of any of the real property which is used by PKW in the conduct of its operations for the purposes for which it is currently used. There are no restrictions on the rights of PKW to assign the Sub-Lease to Talbot other than any restrictions which have been waived or otherwise removed.

          4.15  Conduct of Business Prior to Closing. Except as otherwise
                ------------------------------------
disclosed to Talbot in writing, since November 30, 1998, and at all times until the Closing date, PKW has:

                (a) Operated its agency business in the usual, regular and ordinary manner and refrained from making any material change in the nature or management of such business.

                (b) Used its best efforts, without making any commitment on Talbot's behalf, to preserve PKW's business organization intact and to preserve the good will of PKW's customers and others having business relationships with PKW.

                (c) Maintained all properties necessary for the conduct of the agency business, whether owned or leased, in substantially the same condition as they were on November 30, 1998 (reasonable wear and tear which are not such as to adversely affect the operation of such business and damage due to unavoidable casualty excepted); and has given notice to Talbot of any material damage to such properties by fire or other casualty.

          4.16  No Defaults. PKW has in all material respects performed all
                -----------
obligations required to be performed by it under all leases, contracts, agreements, and other commitments to which it is a party which affect its insurance business and is not in material default under any of them, and no event has occurred which, with notice or lapse of time, would cause or constitute a material default under any of them or the creation of a lien or encumbrance upon any of the Assets.

          4.17  Access to Records. Other than APU and the employees of PKW and
                -----------------
APU, no other agent or broker, potential buyer, or its representatives (other than

Talbot) has had access to PKW's office books and records, including but not limited to expirations, customer lists, and customer account records within the last 36 months, excluding, however, financial statements of PKW.

          4.18   No Undisclosed Commitments. There are no other agreements,
                 --------------------------
leases, contracts, or other commitments to which PKW is a party and which relate in any way whatsoever to the operation of PKW's insurance business which have not been disclosed to Talbot prior to Closing.

          4.19   Disclosure. Neither this Agreement nor any other document,
                 ----------
certificate or statement furnished by or on behalf of PKW or APU in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or fails to include all material facts necessary to make this Agreement or such document, certificate or statement not misleading.

          4.20   Licenses and Taxes. PKW has all licenses and permits, federal,
                 ------------------
state and local, necessary to conduct its business, and such licenses and permits are in effect. PKW is in compliance with the insurance premium trust laws of the State of California and is not "out-of-trust" with respect to any account. PKW has paid or made adequate provision for the payment of all federal, state or local taxes payable by PKW, and has filed all federal, state or local tax returns required to be filed by PKW. The federal, state and local tax returns of PKW are correct as filed. PKW has not elected Subchapter S status under the Internal Revenue Code. PKW has complied in all material respects with all applicable laws, regulations and requirements relating to the business of PKW. Any employee benefit plans of PKW are adequately funded and are in compliance with all applicable law and regulations.

          4.21   Employees. The names, positions, and salaries of all the
                 ---------
employees of PKW are identified on EXHIBIT 4.21 to this Agreement ("Employees"). The names and other information shown on EXHIBIT 4.21 are accurate as of the date of Closing.

                 (a)  Termination. On or before Closing, PKW will terminate the
                      -----------
employment of all its Employees and producer contracts, other than the Producers listed on EXHIBIT 4.21, relating to the Assets.

                 (b)  Employment by Talbot. Talbot will offer employment to all
                      --------------------
of the Employees listed on EXHIBIT 4.21. Talbot will provide PKW with a list of any Employees who were offered employment with Talbot and actually become employed by Talbot. It is Talbot's desire that the Employees who accept Talbot's offer of employment continue in the same roles and positions and continue to have the same responsibilities as they did with PKW. In addition, it is the intent of Talbot that no change in the role, position or responsibility of any of the Employees who accept employment with Talbot be made without a discussion of the issue with the members of PKW's prior management who have also accepted Talbot's offer of employment.

Notwithstanding the foregoing, except for hiring those employees set forth on
EXHIBIT 4.21, Talbot will have absolute discretion in making all personnel decisions, including but not limited to hiring, firing and defining of job duties. Nothing in this Agreement will obligate Talbot to employ any of the Employees for any period of time.

             (c) Benefits. All Employees who accept Talbot's offer of
                 --------
employment, and who are eligible to participate, will be entitled to Talbot's full benefit package, including 401(k), once all applicable waiting periods have been satisfied.

     5.   REPRESENTATIONS AND WARRANTIES OF TALBOT. Talbot represents and
          ----------------------------------------
warrants to PKW that the following statements are true and correct on the date hereof and will be true and correct on the Effective Date as though made on such date, except where another date is specified:

          5.1  Talbot's Corporate Existence: Good Standing. Talbot is a
               -------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of California.

          5.2  Talbot's Authority. Talbot has all requisite corporate power and
               ------------------
authority to execute and deliver this Agreement and to perform its obligations hereunder.

          5.3  Valid and Binding Obligations. The execution, delivery and
               -----------------------------
performance of this Agreement have been duly authorized by all necessary corporate action of Talbot. This Agreement and all other instruments or agreements executed in connection herewith by Talbot constitute or will constitute when delivered, the valid and binding obligations of Talbot enforceable in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors' rights generally, and by equitable principles of general application.

          5.4  No Violation.  Talbot is not a party to or obligated or
               ------------
restricted by any contract, provision or other commitment which will be violated by the entry into and performance by it of any of the terms and conditions hereto.

          5.5  No Finder.  Talbot has not taken any action which would give to
               ---------
any firm, corporation, agency or other person a right to a consultant's or finder's fee or any type of brokerage commission in relation to or in connection with the sale of the Assets to Talbot.

     6.   CONDITIONS TO TALBOT'S OBLIGATIONS.   Talbot's obligations hereunder
          ----------------------------------
are subject to the fulfillment, at or prior to the Closing or such other date as may be specified, of each of the following conditions, any or all of which may be waived, or extended, in writing by Talbot, in its sole discretion:

          6.1  Accuracy of Representations and Warranties.  Each of the
               ------------------------------------------
representations and warranties of PKW and APU contained in this Agreement shall be true on and as of the Closing with the same force and effect as though made on and as of the date of the Closing, except as affected by transactions contemplated hereby.

          6.2  Performance of Covenants.  PKW and APU shall have performed and
               ------------------------
complied with all covenants, obligations and agreements to be performed or complied with by it on or before the Closing pursuant to this Agreement.

          6.3  Producer Agreements.  The Producer Agreements with the Producers
               -------------------
shall have been assigned to Talbot.

          6.4  Material Adverse Change.  No damage, destruction or loss (whether
               -----------------------
or not covered by insurance) or other event materially and adversely affecting the Assets shall have occurred.

          6.5  Due Diligence.  Talbot shall have completed all aspects of its
               -------------
due diligence investigation, and shall not have discovered any information that causes it reasonably to conclude that it does not wish to complete the transaction.

          6.6  Delivery of Schedules and Exhibits.  PKW shall have delivered to
               ----------------------------------
Talbot all schedules, exhibits and records required under this Agreement, and all of the same shall have been approved by Talbot after Talbot has completed its examination of the same.

          6.7  Satisfaction of all Debts and Liens Affecting Assets.  PKW shall
               ----------------------------------------------------
have satisfied and removed any and all debts, liens and encumbrances affecting the Assets, other than the Liabilities and Payables to be assumed by Talbot pursuant to subsection 1.3 above.

          6.8  Governmental and Other Consents.  PKW shall have obtained all
               -------------------------------
necessary consents and other authorizations necessary for Talbot to purchase and take title to the Assets, including without limitation all government or other regulatory agencies have jurisdiction and the approval of the board of directors of PKW and APU.

     7.   TERMINATION.  This Agreement may be terminated by either party at any
          -----------
time prior to the Closing, by written notice of termination to the other, if any of the conditions to Closing have not been satisfied or waived by the party to which they are due.

     8.   INDEMNIFICATION AND REIMBURSEMENT.
          ---------------------------------

          8.1  Indemnification by PKW and APU. PKW and APU indemnify and hold
               ------------------------------
harmless, and shall defend Talbot against:

          (a) All liabilities of PKW of any kind, whether accrued, absolute, contingent, or otherwise, as of the Effective Date (except to the extent disclosed to Talbot prior to Closing and expressly assumed by Talbot pursuant to this Agreement and identified on attached EXHIBIT 8.1(A)) and arising out of any action, error or omission of PKW or APU or their officers, directors, employees or agents, or any occurrence, prior to the Effective Date.

          (b) All liabilities of any kind or nature, whether accrued, absolute, contingent, or otherwise, and whether arising prior to or after the Closing, which relate to or arise out of the acquisition, formation, ownership or operation of PKW prior to the Effective Date, except to the extent disclosed to Talbot prior to Closing and expressly assumed by Talbot pursuant to this Agreement or other writing.

          (c) Any and all claims of any of PKW's employees or former employees related in any way to any services provided by any of them prior to the Effective Date or related in any way to the termination of their employment by PKW. This shall include, by way of example and not limitation, any claims for wrongful discharge, discrimination or harassment; claims for vacation earned or accrued prior to the Effective Date; claims related to termination of employment agreements; and claims related to failure to pay minimum wages, failure to pay other employee benefits, salaries, wages, commissions, or any employment taxes related to wages, salaries and/or commissions earned (or alleged to be earned) or payable prior to the Effective Date.

          (d) Any damage or deficiency resulting from any misrepresentation, omission, breach of warranty, nonfulfillment of any agreement, or guarantee on the part of PKW under this Agreement, or from any misrepresentation in or omission from any other instrument furnished or to be furnished to Talbot under this Agreement.

          8.2  Reimbursement by PKW.  PKW and APU will reimburse Talbot for the
               --------------------
amount of any loss, liability or damage suffered by Talbot in respect of any liability, obligation, or claim to which the foregoing indemnity by PKW and APU relates, upon demand made by Talbot. The aggregate amount of damages which are demanded in a claim by Talbot under this Section 8, and thereafter suffered by Talbot must exceed $10,000 before PKW and APU will be obligated to Talbot under this Agreement. Any adjustment required by the AP/AR Adjustment shall not be subject to this $10,000 cap. If such claim(s) exceeds this sum, then the entire amount of such claim(s) shall be recoverable, it being the intention of the parties that the $10,000 referred to in the preceding sentence be simply a threshold for the making of claims and not a deductible. Notwithstanding the foregoing, the total aggregate liability of PKW and APU under this Section 8 shall not exceed the following amounts for the following periods: (i) $5,000,000 during the twelve months immediately following the Closing Date, (ii) $3,500,000 during the period beginning thirteen months after the Closing Date and ending twenty-four months after the Closing Date (less the aggregate amount, if any, paid hereunder during the preceding 12 months), and (iii) $2,000,000 during the period beginning twenty-five months after Closing Date and ending thirty-six months after the Closing Date (less the aggregate amount, if any, paid hereunder during the preceding 24 months). PKW and APU will have no liability under this
Section 8 for claims made by Talbot after the third anniversary of the Closing Date, except for claims relating to Section 4.20, which shall survive for the applicable statute of limitations if longer than three years from the date of Closing and from criminal matters which shall continue indefinitely. The obligations of PKW and APU hereunder shall be joint and several. Talbot agrees that, to the extent reasonably possible, it shall not require any such payments without providing ten (10) days' prior written notice to PKW and APU and permitting PKW and APU an additional twenty (20) days thereafter to cure or to contest such liability, obligation or claim.

          8.3  Offset.  As security for PKW and APU's' liability under the
               ------
foregoing indemnity, Talbot may, to the extent not reimbursed by PKW and APU, reduce the balance of any obligation of Talbot to PKW and APU, by the amount of any payments Talbot is required to make with regard to any item to which such indemnity relates. Talbot's right to such offset will be subject to the PKW and APU right to not less than ten days' prior written notice of Talbot's intention to make such offset. The PKW and APU will have such ten-day period in which to cure any claimed default giving rise to the offset. Talbot agrees that in the event a court of competent jurisdiction determines, or the parties otherwise agree, that any such offset was made improperly or in bad faith by Talbot, that portion of such offset which has become due and payable to PKW and APU under the terms of this Agreement or otherwise shall bear interest at a default rate of nine percent (9%) per year from the date of the offset (or such date thereafter as the payment became due and payable to PKW and APU, if later) to the date paid.

          8.4  Indemnification by Talbot.  Talbot indemnifies and holds
               -------------------------
harmless, and shall defend PKW and APU against:

          (a) All liabilities of Talbot of any kind arising out of any action, error or omission of Talbot, or any occurrence, on or after the Effective Date.

          (b) Any claim, loss, damage or deficiency resulting from any misrepresentation, omission or breach of warranty on the part of Talbot under this Agreement.
          (c)  All liabilities assumed by Talbot pursuant to subsection 1.3.

          8.5  Reimbursement by Talbot.  Talbot will reimburse PKW and APU for
               -----------------------
the amount of any loss, liability or damage suffered by PKW or APU in respect of any liability, obligation, or claim to which the foregoing indemnity by Talbot relates, upon demand made by PKW or APU. The aggregate amount of damages which are demanded in a claim by PKW or APU under this Section 8, and thereafter suffered by PKW or APU must exceed $10,000 before Talbot will be obligated to PKW or APU under this Agreement. Any adjustment required by the AP/AR Adjustment shall not be subject to this $10,000 cap. If such claim(s) exceeds this sum, then the entire amount of such claim(s) shall be recoverable, it being the intention of the parties that the $10,000 referred to in the preceding sentence be simply a threshold for the making of claims and not a deductible. Notwithstanding the foregoing, the total aggregate liability of Talbot under this Section 8 shall not exceed the following amounts for the following periods' (i) $5,000,000 during the twelve months immediately following the Closing Date, (ii) $3,500,000 during the period beginning thirteen months after the Closing Date and ending twenty-four months after the Closing Date (less the aggregate amount, if any, paid hereunder during the preceding 12 months), and (iii) $2,000,000 during the period beginning twenty-five months after Closing Date and ending thirty-six months after the Closing Date (less the aggregate amount, if any, paid hereunder during the preceding 24 months). Talbot will have no liability under this
Section 8 for claims made by Talbot after the third anniversary of the Closing Date. PKW and APU agree that, to the extent reasonably possible, they shall not require any such payments without providing ten (10) days' prior written notice to Talbot and permitting Talbot an additional twenty (20) days thereafter to cure or to contest such liability, obligation or claim.

          9.   EMPLOYEES AND BENEFITS: PKW and APU understand and acknowledge
               ----------------------
that subsequent to the Effective Date, Talbot may, in its sole and absolute discretion, hire certain employees previously employed by PKW. PKW and APU represent, warrant and agree that they shall indemnify and hold Talbot harmless from any and all claims of any of PKW's employees or former employees related in any way to any services provided by any of them prior to the Effective Date or related in any way to the termination of their employment by PKW. The foregoing indemnity shall include, by way of example and not limitation, any claims for wrongful discharge, discrimination or harassment; claims for vacation earned or accrued prior to the Effective Date; claims related to termination of employment agreements; and claims related to failure to pay minimum wages, failure to pay other employee benefits, salaries, wages, commissions, or any employment taxes related to wages, salaries and/or commissions earned (or alleged to be earned) or payable prior to the Effective Date. PKW agrees that it will give full and adequate notices with respect to the termination of employment to all employees, effective the Effective Date. All accrued but unpaid compensation and benefits with respect to the PKW employees (for example, holiday and vacation pay, retirement benefits and appropriate government withholding for taxes, and unemployment and workers' compensation premiums, and FICA payments) will be paid by PKW for the period through the Effective Date. Talbot will be responsible for employee wages and benefits after the Effective Date.

          10.  USE OF PKW NAME. As of the Effective Date, PKW assigns to Talbot
               ---------------
and shall thereafter permit Talbot to use the name "Putnam, Knudsen & Wieking, Inc." and "Putnam, Knudsen & Wieking Insurance" and all other names used by PKW (the "Trade Names"). PKW agrees to cause its articles of incorporation to be amended to change its corporate name and will cooperate with Talbot in making filings with the Secretary of State of California, the Department of Insurance for the State of

California, the Clerks of the counties in which PKW does business, and any other governmental agency necessary to permit Talbot to use the Trade Names.

          11.  TAIL COVERAGE. PKW agrees that prior to Closing it will obtain
               -------------
errors and omissions "tail" coverage in an amount not less than $1,000,000 per occurrence, $3,000,000 aggregate, which shall cover claims filed during an extended reporting period of three years following the Effective Date.

          12.  SURVIVAL OF WARRANTIES AND REPRESENTATIONS. All statements in
               ------------------------------------------
this Agreement and its exhibits, and in any document delivered by a party in connection with the transactions contemplated by this Agreement, will be deemed representations and warranties hereunder by such party. All such representations and warranties will survive the Closing.

          13.  NOTICES. All notices, consents, assignments and other
               -------
communications under the provisions of this Agreement shall be deemed to have been duly given when (a) delivered by hand, (b) sent by facsimile or telecopier (with receipt confirmed), or (c) three days after delivery to the U.S. Postal Service or other delivery service (receipt requested), postage prepaid; in each case to the address of the parties set forth below, or to such other address as a party may designate as to itself by giving notice of such change of address in accordance with the provisions of this paragraph:

If to Talbot:               Talbot Agency of California, Inc.
                            4371 Latham Street, Suite 101
                            Riverside, California 92501

                            Attention: Kirk Christ
                            Facsimile: (909) 788-8502

with a copies to:           Talbot Agency, Inc.
                            7770 Jefferson NE, Ste. 200
                            Albuquerque, New Mexico 87109

                            Attention: Matthew Chavez
                            Facsimile: (505)828-9422

                            and

                            Sutin, Thayer & Browne
                            Two Park Square, Suite 1000
                            6565 Americas Parkway N.E.
                            Albuquerque, NM 87110

                            Attention: Gabriel M. Parra
                            Facsimile:(505)888-6565

If to PKW:                  Putnam, Knudsen & Wieking, Inc.
                            c/o Anchor Pacific Underwriters, Inc.
                            1800 Sutter Street, Suite 500
                            Concord, California 94520

                            Attention: James R. Dunathan
                            Facsimile: (925)677-3210

with copy to:               A. John Murphy
                            Sheppard, Mullen, Richter & Hampton
                            Four Embarcadero Center, Suite 1700
                            San Francisco, California 94111

If to APU:                  James R. Dunathan
                            Anchor Pacific Underwriters, Inc.
                            1800 Sutter Street, Suite 400
                            Concord, California 94520

with copy to:               A. John Murphy
                            Sheppard, Mullen, Richter & Hampton
                            Four Embarcadero Center, Suite 1700
                            San Francisco, California 94111


14.  MISCELLANEOUS.
     -------------

     14.1  Expenses.  Except as otherwise provided in this Agreement, whether
           --------
or not the transactions contemplated by this Agreement are consummated, each party shall pay its own expenses and the fees and expenses of its counsel and accountants and other experts, and APU personally guarantees payment of all such fees and expenses incurred on behalf of PKW.

     14.2  No Waiver. The waiver of any breach of any provision of this
           ---------
Agreement, or failure to enforce any provision hereof shall not operate or be construed as a waiver of any subsequent breach by any party. Any waiver must be in writing and signed by the parties.

     14.3  Interpretation. Words used herein, regardless of the number and
           --------------
gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender as the context requires.

     14.4   Governing Law.  This Agreement shall be interpreted and governed in
            -------------
accordance with the internal laws of the State of California, without regard to the conflicts of law principles thereof.

     14.5   Counterparts.  This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be considered an original but all of which together shall constitute one and the same instrument.

     14.6   Entire Agreement.  This Agreement sets forth the entire agreement
            ----------------
among the parties on the matters set forth herein and supersedes all prior agreements, whether written or oral, among any of the parties hereto relating to the Assets.

     14.7   Severability.  If any portion of this Agreement shall be invalid,
            ------------
void, voidable or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other portion hereof.

     14.8   Binding Agreement.  This Agreement shall extend to and be binding
            -----------------
upon the parties hereto, their heirs, legal representatives, executors, successors and assigns. The parties agree for themselves and their heirs, representatives, executors, successors and assigns, to execute any instruments and to perform any acts which may be necessary or desirable to carry out the purposes of this Agreement.

     14.9   Attorneys' Fees.  In any suit, proceeding or action to enforce any
            ---------------
term, condition or covenant of this Agreement or to procure an adjudication or determination of the rights of any party hereto, the most prevailing party shall be entitled to recover from the other party to the proceeding reasonable sums as attorneys' fees and costs and expenses in connection with such suit, proceeding or action, including appeal, which sums may be included in any judgment or decree entered therein.

     14.10  Headings.  The Section and other headings in this Agreement are
            --------
included solely as a matter of convenience for reference and are not intended to be a part of this Agreement.

     14.11  Further Assurances.  PKW, APU and Talbot shall cooperate with one
            ------------------
another to facilitate the orderly transfer of the Assets to Talbot. If any sum of money due to either party under the terms of this Agreement is paid to the other party, the party receiving such payment shall promptly account for and endorse and transfer such payment to the party entitled thereto. At any time, either before or after the Closing, Talbot, PKW and APU will execute such additional instruments and take such actions as may be reasonably requested by the other in order to confirm, perfect or otherwise carry out the intent and purposes of this Agreement.

     14.12  Negotiated Agreement.  The parties hereto have been represented by
            --------------------
counsel of their own choosing throughout this transaction who have carefully negotiated the provisions of this Agreement. Accordingly, the Parties do not believe that any presumptions relating to the interpretation of contracts against the drafter should be applied in this case and therefore waive its effects.

15.  ARBITRATION.   The parties agree to give written notice of any breach or
     -----------
default in the terms of this Agreement, and the breaching party will have twenty days after delivery of such notice within which to cure the breach or default. If the party fails to cure any such breach or default within such period, the non-breaching party may pursue its remedies pursuant to this Agreement. Any controversy arising out of this Agreement or the breach thereof will be settled by arbitration in San Francisco, California, or such other location as the parties may mutually agree, in accordance with the then effective contract arbitration rules of the American Arbitration Association, except that Talbot may apply to a court of competent jurisdiction for any temporary or permanent injunctive relief necessary to halt any breach or threatened breach by either of APU, Putnam or Wieking of the restrictive covenants contained in either of the Employment Agreements. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date above stated.

PKW: PUTNAM, KNUDSEN & WIEKING, INC., a California corporation


                         By  /s/ J.R. Dunathan
                           ------------------------------------------
                          Its President /C.E.O.
                              ---------------------------------------


APU: ANCHOR PACIFIC UNDERWRITERS, INC., a Delaware corporation

                         By  /s/ J.R. Dunathan
                           ------------------------------------------
                          Its President /C.E.O.
                              ---------------------------------------

TALBOT:                 TALBOT AGENCY OF CALIFORNIA, INC., a California
                         Corporation


                        By /s/ Kirk Christ
                          --------------------------------------------
                          Kirk Christ
                          President